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                              GEORGIA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2001
                     and the year to date September 30, 2002

                                                                                                                          Nine
                                                                                                                         Months
                                                                                                                         Ended
                                                                                  Year ended December 31,             September 30,
                                              -------------------------------------------------------------------------------------
                                                   1997          1998          1999         2000             2001            2002
                                                   ----          ----          ----         ----             ----           ----
                                             -------------------------------Thousands of Dollars-----------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes    $ 1,277,565  $  1,249,768 $  1,158,999    $  1,192,370   $  1,220,654    $  1,077,452
      AFUDC - Debt funds                           9,030         7,117       12,429          23,396         13,574           6,505
                                             -----------  ------------ ------------    ------------    -----------     -----------
         Earnings as defined                 $ 1,286,595  $  1,256,885 $  1,171,428    $  1,215,766   $  1,234,228    $  1,083,957
                                             ===========  ============ ============    ============   =============   ============




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term debt                $   196,707  $   182,879  $   164,375    $    171,994   $    162,546    $    101,540
   Interest on affiliated loans                        0            0            0               0         12,389           8,602
   Interest on interim obligations                7,795        12,213       19,787          28,262         12,693           3,074
   Amort of debt disc, premium  and expense, net  14,191       13,378       15,127          14,257         15,106          12,021
   Other interest  charges                        57,623       71,536       75,868          79,396         55,175          53,427
                                             -----------  -----------  -----------    ------------   ------------    ------------
         Fixed charges as defined            $   276,316  $   280,006  $   275,157    $    293,909   $    257,909    $    178,664
                                             ===========  ===========  ===========    ============   ============    ============



RATIO OF EARNINGS TO FIXED CHARGES                 4.66          4.49         4.26            4.14           4.79            6.07
                                                  =====         =====        =====           =====          =====            ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.
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